GUARANTY

GUARANTY, dated as of January 1, 2017, made by Avadel Pharmaceuticals plc, a public limited company organized under the laws of Ireland (“Guarantor”), in favor of the Holder (as defined below).

WITNESSETH:

Whereas, pursuant to that certain Note Agreement (the ”Note Agreement”) dated as of March 13, 2012 (the “Closing Date”) between Flamel Technologies S.A., a société anonyme organized under the laws of the Republic of France, and the predecessor of Guarantor (“Flamel”), Flamel US Holdings, Inc. (the “Purchaser”) and the Holder, the Purchaser issued to the Holder an Installment Sale Note dated as of the Closing Date, in the principal amount of $12,000,000 (the “Note”);

Whereas, the Purchaser has fully repaid the Note;

Whereas, the Purchaser directly holds all of the equity interests in Éclat Pharmaceuticals, LLC (“Éclat”) pursuant to a membership interest purchase agreement entered into between the Purchaser and the Holder dated as of the Closing Date whereby the Purchaser purchased from the Holder all of equity interests held in Éclat;

Whereas, the Guarantor is the successor by merger to the assets and liabilities of Flamel, and the Guarantor wishes to set forth in this instrument its guaranty of the Obligations (as defined below) in accordance with the terms set forth in this Guaranty;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees with the Holder as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions

(a) Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Note Agreement.

(b) The following terms shall have the following meanings:

“Event of Default” means (i) until the Obligations (other than contingent indemnification obligations that have not yet been asserted) in respect of the Note Agreement have been paid in full, an “Event of Default” as such term is defined in the Note Agreement and (ii) thereafter if any Obligations remains outstanding, (x) an “Acceleration Trigger Event” as such term is defined in the Interest Agreement and (y) the failure by Guarantor, Eclat (solely in respect of any obligations of Eclat to the Holder under the Purchase Agreement), or the Purchaser to comply with the due observance or performance of any covenant contained in the Interest Agreement after the expiration of any grace periods and the giving of any required notices.

“Guaranty” means this Guaranty, as the same may be amended or supplemented from time to time.

“Holder” means Breaking Stick Holdings, LLC (formerly known as Éclat Holdings, LLC) and its successors and assigns.

“Obligations” mean the collective reference to all obligations and liabilities of the Purchaser and Éclat to the Holder under the Note Agreement, the Security Agreements and the Interest Agreement (including, without limitation, default interest accruing at the then applicable rate provided in the Note and after the maturity thereof interest accruing at the then applicable rate after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Purchaser or Éclat, and post-filing or post-petition interest, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Note Agreement, the Security Agreements and the Interest Agreement, or any other document executed and delivered in connection therewith (other than, for the avoidance of doubt, that certain Warrant to Purchase American Depositary Shares of the Guarantor issued to the Holder), in each case whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Holder that are required to be paid by the Purchaser or Éclat pursuant to the terms of any of the foregoing agreements).

“Person” shall mean and include an individual, a partnership, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

1.2 Other Definitional Provisions. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and Section references are to this Guaranty unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. GUARANTY

2.1 Guaranty. Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Holder, the prompt and complete payment and performance by the Purchaser and Éclat of the Obligations when due (whether at the stated maturity, by acceleration or otherwise).

 2.2 Nature of Guaranty. Guarantor’s liability under this Guaranty shall be unlimited, open and continuous for so long as this Guaranty remains in force. Guarantor intends to guaranty the performance and prompt payment of the Obligations when due, whether at maturity or earlier by reason of acceleration or otherwise. Accordingly, no payments made upon the Obligations will discharge or diminish the continuing liability of Guarantor in connection with any remaining portions of the Obligations which subsequently arises or is thereafter incurred. No payment made by the Purchaser or Éclat, or any other Person or received or collected by the Holder from the Purchaser or Éclat, or any other Person by virtue of any action or other proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment (other than payment and performance in full of the Obligations), remain liable for the Obligations until the Obligations are paid and performed in full.

2.3 Duration of Guaranty. This Guaranty will take effect when received by the Holder without the necessity of any acceptance by the Holder, or any notice to Guarantor, and will continue in full force until the Obligations shall have been fully paid and satisfied and all other obligations of Guarantor under this Guaranty shall have been performed in full. All renewals, extensions, substitutions, and modifications of the Obligations, release of any other guarantor or termination of any other guaranty of the Obligations shall not affect the liability of Guarantor under this Guaranty. This Guaranty is irrevocable and is binding upon Guarantor and Guarantor’s successors and assigns so long as any of the Obligations remain unpaid.

2.4 No Subrogation. Notwithstanding any payment made by Guarantor hereunder or any set-off or application of funds of Guarantor by the Holder, Guarantor shall not be entitled to be subrogated to any of the rights of the Holder against the Purchaser or Éclat or any other guarantor or guaranty or right of offset held by the Holder for the payment of the Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from the Purchaser or Éclat or any other guarantor in respect of payments made by Guarantor hereunder, until all amounts owing to the Holder by the Purchaser or Éclat on account of the Obligations are paid in full. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Holder, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to the Holder in the exact form received by such Guarantor (duly indorsed by Guarantor to the Holder, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Holder may determine.

2.5 Amendments, Etc. With Respect to The Obligations. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor and without notice to or further assent by Guarantor, any demand for payment or performance of any of the Obligations made by the Holder may be rescinded by the Holder and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Holder, and the Note Agreement and, the Security Agreements and the Interest Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Holder may deem advisable from time to time, and any guaranty or right of offset at any time held by the Holder for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.

 2.6 Guaranty Absolute and Unconditional. Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Holder upon the guaranty contained in this Section 2 or acceptance of the guaranty contained in this Section 2; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty contained in this Section 2; and all dealings between the Purchaser and Éclat and Guarantor, on the one hand, and the Holder, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guaranty contained in this Section 2. Guarantor hereby waives, to the extent permitted by law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Purchaser or Éclat or Guarantor with respect to the Obligations. Guarantor understands that the guaranty contained in this Section 2 shall be construed as a continuing, absolute and unconditional guaranty of payment and performance without regard to (a) the validity or enforceability of the Note Agreement, the Security Agreements and the Interest Agreement, any of the Obligations or any other guaranty or right of offset with respect thereto at any time or from time to time held by the Holder, (b) any defense, set-off or counterclaim (other than a defense of actual payment and performance of all Obligations) which may at any time be available to or be asserted by the Purchaser or Éclat or any other Person against the Holder, or (c) any other circumstance whatsoever (with or without notice to or knowledge of Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Purchaser or Éclat for the Obligations, or of Guarantor under the guaranty contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against Guarantor, the Holder may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as they may have against the Purchaser or Éclat or any other Person or against any other guaranty for the Obligations or any right of offset with respect thereto, and any failure by the Holder to make any such demand, to pursue such other rights or remedies or to collect any payments from the Purchaser or Éclat or any other Person or to realize upon any such other guaranty or to exercise any such right of offset, or any release of the Purchaser or Éclat or any other Person or any such other guaranty or right of offset, shall not relieve Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Holder against Guarantor.

The obligations of the Guarantor are principal and independent obligations from the obligations of the parties to the Note Agreement, the Security Agreements, the Interest Agreement or any other agreement. Therefore, the Guarantor cannot, in order to delay or to avoid the unconditional and immediate performance of its obligations under this Guaranty, invoke any defense or exception relating to or resulting from any current or future relationships (including legal relationships) nor any contentious or non-contentious claims, between the Purchaser and the Holder or any other third party, or any other challenge or the Purchaser or of a third party.

 2.7 Reinstatement. The guaranty contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Purchaser or Éclat, Guarantor or any other guarantor of the Obligations, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for the Purchaser or Éclat, Guarantor or any other guarantor of the Obligations or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.8 Payments. Guarantor hereby guarantees that payments hereunder will be paid to the Holder without set-off or counterclaim in U.S. dollars at the address set forth in the Note Agreement or by wire transfer pursuant to instructions provided to Guarantor by the Holder.

SECTION 3. REPRESENTATIONS AND WARRANTIES

Guarantor represents and warrants to the Holder that as of the date hereof:

3.1 Organization, Good Standing and Subsidiaries. Guarantor is a legal entity duly organized, validly existing and in good standing under the laws of Ireland and has all requisite power and authority to carry on its business as now conducted and own its properties. Guarantor does not have any Subsidiaries, except as set forth on Schedule A to this Agreement.

3.2 Authorization. Guarantor has full power and authority and has taken all requisite action necessary for (i) the authorization, execution and delivery of this Guaranty and (ii) authorization of the performance of all obligations of Guarantor hereunder. This Guaranty constitutes legal, valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

3.3 Consents. The execution, delivery and performance by Guarantor of this Guaranty require no consent of, action by or in respect of, or filing with, any Person.

3.4 No Conflict, Breach, Violation or Default; Compliance with Law. The execution, delivery and performance of this Guaranty by Guarantor will not conflict with or result in a breach or violation of any of the provisions of, or constitute a default under, Guarantor’s organizational documents as in effect on the date hereof. Guarantor (i) is not in violation of any statute, rule or regulation applicable to Guarantor or its assets, (ii) is not in violation of any judgment, order or decree applicable to Guarantor or its assets, and (iii) is not in breach or violation of any agreement to which it or its assets are a party or are bound or subject, excluding, in each case described in clauses (i), (ii) and (iii) above, violations and breaches which would not have a Material Adverse Effect. Guarantor has not received notice from any Person of any claim or investigation that, if adversely determined, would render the preceding sentence untrue or incomplete.

3.5 No Limitation of Guaranty. No representations, warranties or agreements of any kind have been made to or with Guarantor that would limit or qualify in any way the terms of this Guaranty.

3.6 Borrower’s Request. This Guaranty is executed at request of the Purchaser and Éclat and not at the request of the Holder.

3.7 Obtaining Borrower Information. Guarantor has established adequate means of obtaining from the Purchaser and Éclat on a continuing basis information regarding the Purchaser’s and Éclat’s financial condition.

3.8 Solvency. As of the date hereof and after giving effect to the transactions contemplated hereby, (a) the property of Guarantor, at a fair valuation, will not exceed its debt; (b) the capital of Guarantor will not be unreasonably small to conduct its business; (c) Guarantor will not have incurred debts, or have intended to incur debts, beyond its ability to pay such debts as they mature; and (d) the present fair salable value of the assets of Guarantor will be greater than the amount that will be required to pay its probable liabilities (including debts) as they become absolute and matured. For purposes of this Section 3.8, “debt” means any liability on a claim, and “claim” means (i) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (ii) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

3.9 Litigation Matters. There are no actions, suits or other proceedings by or before any arbitrator or Governmental Authority pending against or threatened against or affecting Guarantor which would have a Material Adverse Effect.

3.10 Compliance with Laws and Agreements. Guarantor is in compliance with all laws applicable to it or its property and all agreements binding upon it or its Property except where such noncompliance would not have a Material Adverse Effect.

3.11 Taxes. Guarantor has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid, except taxes that are being contested in good faith by appropriate proceedings and for which Guarantor has set aside on its books adequate reserves.

3.12 Disclosure. None of the written reports on financial or other information, in each case furnished by Guarantor to Holder in connection with the negotiation of this Guaranty (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

SECTION 4. COVENANTS

The provisions of Sections 4.1 and 4.2 of the Note Agreement applicable to the Purchaser, Éclat and Guarantor are incorporated herein by reference, mutatis mutandis, such incorporation to continue after the termination of the Note Agreement.

SECTION 5. WAIVERS; SUBORDINATION

5.1 Guarantor’s Waivers.

(a) Holder’s Actions. Guarantor waives any right to require the Holder to resort for payment from, or to proceed directly or at once against, any Person, including the Purchaser and Éclat or any other guarantor.

(b) Insolvency. If the Purchaser or Éclat shall become insolvent, until such time as the Obligations have been paid and performed in full, Guarantor hereby waives and relinquishes in favor of the Holder and its respective successors and assigns, any claim or right to payment Guarantor may now have or hereafter have or acquire against the Purchaser or Éclat, by subrogation or otherwise, such that at no time shall Guarantor be or become a “creditor” of the Purchaser or Éclat at such time that Holder is a creditor with respect to the Obligations.

(c) Guarantor’s Rights and Defenses. Guarantor also waives any and all rights or defenses arising by reason of (i) any law that may prevent the Holder from bringing any action, including a claim for deficiency, against Guarantor, before or after the commencement or completion of any foreclosure action, either judicially or by exercise of a power of sale, (ii) any election of remedies by the Holder which destroys or otherwise adversely affects Guarantor’s subrogation rights or Guarantor’s rights to proceed against the Purchaser or Éclat for reimbursement, including without limitation, any loss of rights Guarantor may suffer by reason of any law limiting, qualifying, or discharging the Obligations, (iii) any disability or other defense of the Purchaser and Éclat, of any other guarantor, or of any other Person, or by reason of the cessation of the Purchaser’s or Éclat’s liability from any cause whatsoever, other than payment in full of the Obligations, (iv) any statute of limitations, if at the time any action or other suit brought by the Holder against Guarantor is commenced there is outstanding Obligations which are not barred by any applicable statute of limitations, (v) any defenses given to guarantors at law or in equity other than actual payment and performance of the Obligations, or (vi) any act, omission, election or waiver by the Holder of the type set forth in this Guaranty.

(d) No Set-off, Counterclaim, Etc. Guarantor further waives and shall not assert or claim at any time any deductions to the amount guaranteed under this Guaranty for any claim of set-off, counterclaim, counter demand, recoupment or similar right.

 5.2 Guarantor’s Understanding With Respect to Waivers. Each of the waivers set forth herein is made with Guarantor’s full knowledge of its significance and consequences and that, under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any such waiver is determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the extent permitted by law or public policy.

5.3 Subordination of Debts to Guarantor. The Obligations shall be prior to any claim that Guarantor may now have or hereafter acquire against the Purchaser or Éclat, whether or not the Purchaser or Éclat becomes insolvent. Guarantor hereby expressly subordinates to the Obligations any claim Guarantor may have against the Purchaser or Éclat, upon any account whatsoever (including without limitation all intercompany obligations owing to Guarantor from the Purchaser or Éclat), to any claim that the Holder may now or hereafter have against the Purchaser or Éclat; provided, however, that the Purchaser and Éclat may make payments on, and Guarantor may receive payments with respect to, such claims that represent bona fide claims for money lent to, property transferred to, or services performed for, the Purchaser or Éclat in the ordinary course of the business of Guarantor, the Purchaser and Éclat or in respect of any other obligation of the Purchaser and Éclat permitted under the Note Agreement, and Guarantor may receive dividends and other distributions from the Purchaser, in each case unless and until an Event of Default shall have occurred and be continuing. In the event of any dissolution, winding up, liquidation, readjustment, reorganization or similar proceedings, through bankruptcy, by an assignment for the benefit of creditors, by voluntary liquidation, or otherwise, the assets of the Purchaser and Éclat applicable to the payment of the claims of both the Holder and Guarantor shall be paid to the Holder.

SECTION 6. MISCELLANEOUS

6.1 Amendments In Writing. None of the terms or provisions of this Guaranty may be amended, supplemented or otherwise modified except by an instrument in writing signed by Guarantor and the Holder, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

6.2 Notices. All notices, requests and demands to or upon the Guarantor and the Holder shall be effected in the manner provided for in the Note Agreement.

6.3 No Waiver By Course Of Conduct; Cumulative Remedies. The Holder shall not by any act (except by a written instrument pursuant to Section 6.1), be deemed to have waived any right, power or privilege hereunder or to have acquiesced in any Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Holder, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Holder of any right, power or privilege hereunder on any one occasion shall not be construed as a bar to any right, power or privilege that the Holder would otherwise have on any future occasion. The rights, powers and privileges hereunder provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights and remedies provided by law.

6.4 Enforcement Expenses; Indemnification

(a) If any amount owing to the Holder under this Guaranty shall be collected through enforcement thereof, any refinancing or restructuring in the nature of a work-out, settlement, negotiation, or any process of law, or shall be placed in the hands of third Persons for collection, Guarantor shall pay (in addition to all monies then due or otherwise payable under this Guaranty all reasonable and documented out-of-pocket attorneys’ and other fees and expenses incurred in respect of such collection.

(b) Guarantor shall pay, and save the Holder harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes (other than any taxes based upon the Holder’s net income) that may be payable or determined to be payable in connection with any of the transactions contemplated by this Guaranty.

(c) Guarantor shall pay, and save the Holder harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Guaranty.

(d) The agreements in this Section shall survive repayment of the Obligations.

6.5 Successors And Assigns. This Guaranty shall be binding upon the successors of Guarantor and shall inure to the benefit of the Holder; provided that Guarantor may not assign, transfer or delegate any of its rights or obligations under this Guaranty without the written consent of the Holder..

6.6 Set-Off. Guarantor hereby irrevocably authorizes the Holder at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to Guarantor or any other guarantor of the Obligations, any such notice being expressly waived by Guarantor, to set-off and appropriate and apply any and all amounts, credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Holder to or for the credit or the account of Guarantor, or any part thereof, in such amounts as the Holder may elect, against and on account of the Obligations, whether or not the Holder has made any demand for payment and although the Obligations may be contingent or unmatured. The Holder shall notify Guarantor promptly of any such set-off and the application made by the Holder of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Holder under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Holder may have.

6.7 Facsimile. This Guaranty may be executed by facsimile.

 6.8 Severability. Any provision of this Guaranty which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.9 Section Headings. The Section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

6.10 Integration. This Guaranty represent the agreement of Guarantor and the Holder with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Holder relative to subject matter hereof not expressly set forth or referred to herein.

6.11 Acknowledgements. Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Guaranty;

(b) the Holder has no fiduciary relationship with or duty to Guarantor arising out of or in connection with this Guaranty or otherwise, and the relationship between Guarantor, on the one hand, and the Holder, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among Guarantor and the Holder.

6.12 Applicable Law and Consent to Non-Exclusive New York Jurisdiction.

(a) This Guaranty shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of such State.

(b) Guarantor hereby irrevocably agrees that any legal action, suit or other proceeding arising out of this Guaranty may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York. Guarantor irrevocably consents to the service of any process in any such legal action, suit or other proceeding by the mailing of copies of such process to such Party at its address specified in Section 6.2 by registered mail, return receipt requested. By the execution and delivery of this Agreement, Guarantor hereby irrevocably consents and submits to the jurisdiction of any such court in any such action, suit or other proceeding. Final judgment against Guarantor in any such action, suit or other proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment. Nothing contained in this Guaranty shall affect the right of the Holder to commence legal proceedings in any court having jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon Guarantor in any manner authorized by the laws of any such jurisdiction.
(c) Guarantor irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any action, suit or other proceeding arising out of or relating to this Guaranty, brought in the courts of the State of New York or in the United States District Court for the Southern District of New York, and any claim that any such action, suit or other proceeding brought in any such court has been brought in an inconvenient forum.

(d) Guarantor hereby waives any and all rights to demand a trial by jury in any action, suit or other proceeding arising out of this Guaranty or the transactions contemplated hereby.

(e) To the extent that Guarantor, in any suit, action or other proceeding brought in any court arising out of or in connection with this Guaranty, be entitled to the benefit of any provision of law requiring the Holder in such suit, action or other proceeding to post security for the costs of Guarantor, or to post a bond or to take similar action, Guarantor hereby irrevocably waive such benefit, in each case to the fullest extent now or hereafter permitted under any applicable law.

(f) The Guarantor waives its rights (a) under Article 14 and Article 15 of the French Civil Code and (b) to object to an action for summary judgment in lieu of a complaint pursuant to NY CPLR Section 3213

6.13 Currency. All amounts owing under this Guaranty shall be paid in United States Dollars.

6.14 Judgment Currency.

(a) If, for the purpose of obtaining or enforcing judgment against Flamel or the Purchaser in any court in any jurisdiction with respect to this Agreement, the Note and/or the Security Agreement, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 6.14(a) referred to as the “Judgment Currency”) an amount due in United States dollars, the conversion shall be made at the last exchange rate published in the Wall Street Journal on the business day immediately preceding (the “Exchange Rate”):

(i) the date actual payment of the amount is due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to payment being due on such date; or

(ii) the date on which the Irish or any other non U.S. court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such payment is made pursuant to this Section 6.14 being hereinafter referred to as the “Judgment Payment Date”).

(b) If in the case of any proceeding in the court of any jurisdiction referred to above, there is a change in the Exchange Rate on the date of calculation prevailing between the Judgment Payment Date and the date of actual payment of the amount due, Guarantor shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of United States dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Payment Date.

(c) Any amount due from Guarantor under this Section 6.14 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amount due under or in respect of the Note.

6.15 Indirect Taxes. If and whenever the Holder shall be subject to any VAT, goods and services tax, sales tax or any other indirect tax (together, the “Indirect Taxes”) imposed, levied or assessed by any Governmental Authority measured, in whole or in part, by reference to any payments due hereunder to the Holder, then the amount of such sums due to the Holder hereunder shall be increased by the amount of such Indirect Taxes assessed so that after the withholding of such Indirect Taxes, the Holder shall receive the sum it would have received had no such Indirect Taxes been assessed. If any Indirect Taxes are later refunded or credited by the applicable Government Authority directly to the Holder, the Holder will refund such amounts to the Purchaser.

6.16 Direct Taxes. (a) Guarantor shall be responsible for any Irish income, profits or withholding taxes that may apply to any payments by Guarantor due under this Guaranty.

(b) If and whenever the Holder shall be subject to any Irish income, profits or withholding taxes imposed on any payments due hereunder to the Holder, then the amount of any such sums due to the Holder hereunder shall be increased by the amount of such income, profits or withholding tax or taxes assessed so that after the withholding of such income, profits or withholding tax or taxes, the Holder shall receive the sum it would have received had no such income, profits or withholding tax or taxes been assessed.

(c) Guarantor and the Holder shall reasonably cooperate to eliminate or reduce any taxes payable with regard to any payments due hereunder by way of any double tax treaty exemption or reduction application.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered as of the date first above written.

GUARANTOR:

AVADEL PHARMACEUTICALS PLC

By:	/s/ Michael S. Anderson
Name: Michael S. Anderson
Title: Chief Executive Officer

ACCEPTED:

BREAKING STICK HOLDINGS, LLC

By:	/s/ David Clark
Name: David Clark
Title: Authorized Signatory

SCHEDULE A
[To Guaranty by Avadel Pharmaceuticals PLC]

List of the Guarantor and its Subsidiaries

Name of Entity	Jurisdiction

Avadel Pharmaceuticals plc (the “Guarantor”)	Ireland
1) Flamel Ireland Limited	Ireland
2) Avadel Investment Company Limited	Cayman Islands
3) Avadel France Holding SAS	France
a) Avadel Reseach SAS	France
4) Flamel U.S. Holdings, Inc.	United States (Delaware)
a) Eclat Pharmaceuticals, LLC	United States (Delaware)
i) Talec Pharmaceuticals, LLC	United States (Delaware)
b) FSC Holdings, LLC	United States (Delaware)
i) FSC Therapeutics, LLC	United States (Delaware)
ii) FSC Laboratories, Inc.	United States (Delaware)
x) FSC Pediatrics, Inc.	United States (Delaware)
c) Avadel Operations Company, Inc.	United States (Delaware)
d) Avadel Management Company	United States (Delaware)

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